Exhibit (a)(8)






This announcement is neither an offer to purchase nor a solicitation of an offer to sell Notes. The Offer is made solely by the Notice of Change in Control and Offer to Purchase dated November 8, 1995 (the "Offer to Purchase") and the related Change in Control Purchase Notice and Letter of Transmittal (the "Letter of Transmittal"). Capitalized terms not defined in this announcement have the respective meanings ascribed to such terms in the Offer to Purchase. The Offer is not being made to, nor will Broadway accept tenders from, Holders of Notes in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction.


                          Notice of Change in Control
                                     and of
                           Offer to Purchase for Cash
                                       by
                             Broadway Stores, Inc.


                     Any and All of its 6-1/4% Convertible
                       Senior Subordinated Notes Due 2000


     Broadway Stores, Inc. ("Broadway") is offering to purchase for cash any and all of its 6-1/4% Convertible Senior Subordinated Notes Due 2000 (the "Notes") at a purchase price equal to the principal amount thereof plus accrued and unpaid interest thereon to December 8, 1995 (the "Change in Control Purchase Date"), which will be $1,027.43 per $1,000 principal amount of Notes (the "Change in Control Purchase Price"), on the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal (which together constitute the "Offer"). As of the date of this announcement, Notes having an aggregate principal amount of $143,750,000 are outstanding.
The information contained in the Offer to Purchase and the Letter of Transmittal is incorporated herein in its entirety.

     The Offer is being made pursuant to the Indenture governing the Notes (the "Indenture"), which requires Broadway to purchase the Notes, at the option of the holder thereof (each, a "Holder"), following a Change in Control (as defined in the Indenture). A Change in Control occurred on October 11, 1995, when a subsidiary of Federated Department Stores, Inc. ("Federated") merged with and into Broadway, with Broadway being the surviving corporation in such merger (the "Merger"). The Merger was effected in accordance with the provisions of an Agreement and Plan of Merger, dated as of August 14, 1995, which was approved by Broadway's Board of Directors and adopted by the requisite vote of Broadway's stockholders.

     At the effective time of the Merger, each outstanding share of Common Stock of Broadway ("Broadway Common Stock") not owned directly or indirectly by Federated was converted into the right to receive 0.27 shares of Common Stock of Federated ("Federated Common Stock"). Consequently, on the terms and subject to the conditions set forth in the Indenture, each Note is now convertible into the number of shares of Federated Common Stock that would have been received in the Merger by a holder of the number of shares of Broadway Common Stock deliverable upon such conversion immediately prior to the Merger. For example, a Note in the principal amount of $1,000 that was convertible immediately prior to the Merger into 82.03 shares of Broadway Common Stock (i.e., at a conversion price of $12.19 per share of Broadway Common Stock) is now convertible into 22.15 shares of Federated Common Stock (i.e., at a conversion price of $45.15 per share of Federated Common Stock) (subject to adjustment from time to time as provided in the Indenture and the right to make cash payments in lieu of fractional shares). On November 7, 1995, the last reported sale price per share of Federated Common Stock on the New York Stock Exchange was $26.875.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
     TIME, ON FRIDAY, DECEMBER 8, 1995 AND MAY NOT BE EXTENDED EXCEPT
                      AS REQUIRED BY APPLICABLE LAW.

     On the terms and subject to the conditions of the Offer, Broadway will purchase for cash any and all Notes as are validly tendered and not withdrawn prior to the expiration of the Offer at the Change in Control Purchase Price.

     Notes must be tendered in denominations of $1,000 principal amount or integral multiples thereof. For Notes to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in the case of a book-entry transfer, and all other documents required by the Letter of Transmittal, must be received by the Paying Agent at one of the addresses set forth below, and either (i) certificates representing Notes must be received by the Paying Agent, together with the Letter of Transmittal (or facsimile thereof), at either such address, or such Notes must be tendered pursuant to the procedures for book-entry tender described in the Offer to Purchase and a Book-Entry Confirmation received by the Paying Agent, in each case prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date, or (ii) the guaranteed delivery procedure described in the Offer to Purchase must be complied with. See "The Offer -- Procedure for Tendering Notes" in the Offer to Purchase.

     Following the timely tender of Notes pursuant to the Offer, the Holder of the Notes so tendered will have no further rights in respect of such Notes except the right to receive the Change in Control Purchase Price therefor, without any interest thereon. Any Holder that has tendered Notes will have the right to withdraw such Notes by presenting to the Paying Agent a Notice of Withdrawal, in the form provided by Broadway together with the Offer to Purchase and Letter of Transmittal, properly completed and signed, prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date. See "The Offer -- Withdrawal Rights" in the Offer to Purchase. Notes validly tendered pursuant to the Offer may thereafter be converted into shares of Federated Common Stock only to the extent that they have been validly withdrawn. In addition, in order to convert Notes into shares of Federated Common Stock, the Holder of such Notes must satisfy the additional requirements set forth in the Indenture and the Notes.

     On the terms and subject to the conditions of the Offer, such Change in Control Purchase Price will be paid to Holders promptly following the later of
(i) the Change in Control Purchase Date and (ii) the time of delivery of such Notes to the Paying Agent. In all cases, payment for Notes purchased pursuant to the Offer will be made only after timely receipt by the Paying Agent of (i) certificates representing such Notes or timely confirmation of the book-entry transfer of such Notes into the Paying Agent's account at one of the Book-Entry Transfer Facilities, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in the case of a book-entry transfer, and (iii) all other documents required by the Letter of Transmittal.

     Any person who beneficially owns Notes through an account or other arrangement with a broker, dealer, commercial bank, trust company, or other nominee must contact that entity if such person desires to tender his, her, or its Notes pursuant to the Offer.


















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






     Bankers Trust Company serves as both the Paying Agent and the Conversion Agent (as defined in the Indenture) for the Notes. The telephone number and addresses of Bankers Trust Company for use in connection with the Offer are as follows:

                             Bankers Trust Company

                           By Facsimile Transmission:
                                 (212) 250-3290
                                 (212) 250-6275

                             For Information Call:
                                 (212) 250-6270

               By Mail:                              By Hand or Overnight Courier:

         Bankers Trust Company                            Bankers Trust Company
   Corporate Trust and Agency Group                 Corporate Trust and Agency Group
       Reorganization Department                        Reorganization Department
 P.O. Box 1458, Church Street Station               123 Washington Street, 1st Floor
       New York, New York  10008                         New York, New York 10006

     The Offer to Purchase and the Letter of Transmittal contain important information, which should be read carefully before Holders decide whether or not to tender their Notes pursuant to the Offer. These materials are being furnished to brokers, dealers, commercial banks, trust companies, and similar persons for transmittal to beneficial owners of Notes.

     The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated in this announcement by reference.

     Any questions or requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Withdrawal, or other tender offer materials may be directed to the Paying Agent at the telephone number and addresses set forth above. Such copies will be furnished promptly at Broadway's expense.


November 8, 1995





























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